EXHIBIT 10.1
2006 EXECUTIVE INCENTIVE COMPENSATION PLAN
SUMMARY
The following table describes (1) the 2006 target bonus amount for each of our executive officers, expressed as a percentage of the executive’s annual base salary, (2) the performance metrics upon which each executive’s 2006 bonus is based and (3) the amount of bonus allocated to each performance metric.

Executive Officer Name and Title	2006 Target Bonus (Percentage of Executive’s Annual Base Salary)	Performance Metrics upon which 2006 Bonus is Based

James C. Bandanza — Senior Vice President, Worldwide Sales and Field Operations	100%	50% of Mr. Bandanza’s bonus is based on RSA Security’s achievement of its 2006 revenue goals, and 50% consists of commissions on sales

Arthur W. Coviello, Jr. — President and Chief Executive Officer	125%	All of Mr. Coviello’s bonus is based on RSA Security’s achievement of its 2006 operating income goals (as further described below)

William L. McQuaide — Senior Vice President, Enterprise Products Division	80%	All of Mr. McQuaide’s bonus is based on RSA Security’s achievement of its 2006 operating income goals (as further described below)

Robert P. Nault — Senior Vice President and General Counsel	80%	All of Mr. Nault’s bonus is based on RSA Security’s achievement of its 2006 operating income goals (as further described below)

Vivian M. Vitale — Senior Vice President, Human Resources	80%	All of Ms. Vitale’s bonus is based on RSA Security’s achievement of its 2006 operating income goals (as further described below)

Richard B. Welch — Senior Vice President, Developer Solutions Division	80%	70% of Mr. Welch’s bonus is based on our Developer Solutions Division’s achievement of its 2006 revenue goal, and 30% is based on RSA Security’s achievement of its 2006 operating income goals (as further described below)

Gerard H. Wilson — Senior Vice President and Chief Information Officer	80%	All of Mr. Wilson’s bonus is based on RSA Security’s achievement of its 2006 operating income goals (as further described below)

John D. Worrall — Senior Vice President, Marketing	80%	All of Mr. Worrall’s bonus is based on RSA Security’s achievement of its 2006 operating income goals (as further described below)

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     With respect to executive bonuses that are based, either wholly or partially, on RSA Security’s achievement of its 2006 operating income goals, our Compensation Committee will determine the actual amount of the 2006 bonuses payable to our executive officers as follows:
•	If RSA Security achieves less than 100% of the Base Operating Income set forth in our 2006 operating plan for the fiscal year ending December 31, 2006, then none of our executive officers will receive the portion of his or her target bonus that is based on RSA Security’s operating income.

•	If RSA Security achieves 100% of the Base Operating Income set forth in our 2006 operating plan for the fiscal year ending December 31, 2006, then each executive officer will receive 75% of the portion of his or her target bonus that is based on RSA Security’s operating income.

•	If RSA Security achieves 100% of the Target Operating Income set forth in our 2006 operating plan for the fiscal year ending December 31, 2006, then each executive officer will receive 100% of the portion of his or her target bonus that is based on RSA Security’s operating income.

•	If RSA Security achieves 110% of the Target Operating Income set forth in our 2006 operating plan for the fiscal year ending December 31, 2006, then each executive officer will receive 120% of the portion of his or her target bonus that is based on RSA Security’s operating income.

•	If RSA Security achieves 120% or more of the Target Operating Income set forth in our 2006 operating plan for the fiscal year ending December 31, 2006, then each executive officer will receive 140% of the portion of his or her target bonus that is based on RSA Security’s operating income.
     In addition, the Compensation Committee may allocate up to approximately $500,000 for discretionary bonuses payable to the executive officers listed above. Discretionary bonuses, if any, will be based on each executive’s individual performance during 2006. In determining the amount of discretionary bonuses payable to executive officers other than Mr. Coviello, the Compensation Committee will consider the recommendations of Mr. Coviello. The total discretionary bonus payable to each individual executive officer may not exceed 30% of his or her total target bonus. In addition, it is the current intention of the Compensation Committee that no discretionary bonuses will be paid to executive officers if the Company achieves 100% of the Target Operating Income metric described above.
     For purposes of determining achievement of targets under the 2006 executive incentive compensation plan, corporate operating income is calculated on a Non-GAAP basis to exclude the effects of restructuring charges, bonus accruals and the expensing of share-based payments to employees as required under FAS 123R. The Compensation Committee will make the final determination as to whether RSA Security has achieved the Base Operating Income or Target Operating Income metrics for the fiscal year ending December 31, 2006. The Compensation Committee reserves the right in its discretion to adjust the financial measures upon which executive bonuses are based in the event RSA Security engages in an extraordinary corporate transaction, such as an acquisition, during the year.

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